Exhibit 10.1

FIRST AMENDMENT TO THE

ARTHUR J. GALLAGHER & CO.

SEVERANCE PLAN

(effective September 15, 1997,

as amended and restated effective January 1, 2009)

WHEREAS, Arthur J. Gallagher & Co. (Illinois), an Illinois corporation (the “Company”), maintains the Arthur J. Gallagher & Co. Severance Plan, effective September 15, 1997, as amended and restated effective January 1, 2009 (the “Plan”);

WHEREAS, pursuant to Section 8 of the Plan, the Company has reserved the power to amend the Plan by an instrument in writing which has been executed on its behalf by a duly authorized officer; and

WHEREAS, the Company desires to amend the Plan.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 8 of the Plan, the Plan is hereby amended as follows, effective June 1, 2010:

1. The following as added as the third full paragraph below the table in Section 4 of the Plan:

“Notwithstanding anything to the contrary herein, if an employee employed by a previous employer acquired by the Company is involuntarily terminated by an Employer, as set forth in the Plan, prior to the first anniversary of the date of such acquisition, the Vice President & Chief Human Resources Officer of the Company may elect that the amount of severance pay payable under the Plan to such employee shall be the lesser of (i) the amount set forth in the above table or

(ii) the amount that would have been payable to the employee under any severance plan or arrangement of the previous employer applicable to the employee at the time of such acquisition.”

2. The first paragraph of Section 5 of the Plan is deleted and replaced by the following:

“Severance pay generally will be paid in a lump sum within 60 days after the eligible employee’s date of termination of employment; provided that the seven (7) day revocation period for a signed Waiver and General Release Agreement has passed. The Employer reserves the right in its sole discretion to pay severance pay in accordance with the Employer’s regular payroll payment schedule beginning within 60 days after the eligible employee’s date of termination of employment and payable only if the seven (7) day revocation period for a signed Waiver and General Release Agreement has passed; provided that such discretion shall not apply to any portion of severance pay that would be considered deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and further notwithstanding anything to the contrary in this paragraph, in no event will severance be paid later than March 15 of the year following the year in which an employee first becomes eligible to receive severance under this Plan. All legally required taxes and any sums owing to the Employer shall be deducted from Plan severance pay payments.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by it’s duly authorized officer this 1st day of June, 2010.

ARTHUR J. GALLAGHER & CO. (ILLINOIS)

By:	/s/ J. PATRICK GALLAGHER, JR.
J. Patrick Gallagher, Jr.
President